EXHIBIT 1.1

INVESCO REAL ESTATE INCOME TRUST INC.

DEALER MANAGER AGREEMENT

, 2020

Invesco Distributors, Inc.

11 Greenway Plaza

Suite 1000

Houston, Texas 77046-1173

This Dealer Manager Agreement (this “Agreement”) is entered into by and between Invesco Real Estate Income Trust Inc., a Maryland corporation (the “Company”) and Invesco Distributors, Inc., a Delaware corporation (the “Dealer Manager”). The Company has filed one or more registration statements with the U.S. Securities and Exchange Commission (the “SEC”) that are listed on Schedule 1 to this Agreement (each, a “Registration Statement”). Schedule 1 hereto may be amended from time to time with the written consent of the Company and the Dealer Manager (as defined below).

Each Registration Statement shall register a continuous public offering (each, an “Offering”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may consist of Class T shares of Common Stock, Class S shares of Common Stock, Class D shares of Common Stock, Class I shares of Common Stock and Class E shares of Common Stock (respectively, the “Class T Shares,” the “Class S Shares,” the “Class D Shares,” the “Class I Shares” and the “Class E Shares” and collectively with any other classes of Common Stock offered in an Offering, the “Shares”). The differences between the classes of Shares and the eligibility requirements for each class of Shares are set forth in the Prospectus (as defined below).

The Offering is and shall be comprised of a maximum amount of Shares, as set forth in the Prospectus, that will be issued and sold to the public at the offering prices per Share set forth in the Prospectus pursuant to a primary offering (the “Primary Offering”) and the Company’s distribution reinvestment plan (the “DRIP”). In connection with the Offering, the minimum purchase by any one person shall be as set forth in the Prospectus (except as otherwise indicated in any letter or memorandum from the Company to the Dealer Manager). Each subscriber will be required to enter into a subscription agreement substantially in the form of the Subscription Agreement attached as Appendix C to the Prospectus (as may be amended by the Company from time to time, the “Subscription Agreement”), and will, upon acceptance of the subscription by the Company, become a stockholder of the Company (individually a “Stockholder” and collectively the “Stockholders”). The Company reserves the right to reallocate the Shares offered between the DRIP and the Primary Offering.

Except as otherwise agreed by the Company and the Dealer Manager, Shares sold through the Dealer Manager are to be sold through the Dealer Manager, as the dealer manager, and the Participating Distribution Agents (as defined below) with whom the Dealer Manager has entered into or will enter into Participating Distribution Agreements (as defined below). The Shares will be offered and sold to the public as described under the caption “Plan of Distribution” in the Prospectus. Prior to the date (the “NAV Pricing Date”) on which the Company first determines its net asset value (“NAV”) per Share, the purchase price per Share of each class will equal to the most recently determined transaction price for the Company’s Class N shares sold in its private offering (which will generally equal the NAV per share of its Class N shares), plus applicable upfront selling commissions and dealer manager fees. Following the NAV Pricing Date, the purchase price per Share will vary and will generally equal the prior month’s NAV per Share applicable to the class of Shares being purchased, as determined monthly following the NAV Pricing Date (in accordance with the NAV calculation procedures described in the Prospectus), or at a different offering price made available to investors in cases where the Company believes there has been a material change to the NAV per Share since the end of the prior month, which is referred to herein as the “transaction price,” plus in either case any applicable upfront selling commissions and dealer manager fees, subject in certain circumstances to reductions thereof as described in the Prospectus. For stockholders who participate in the DRIP, the cash distributions attributable to the class of Shares that each stockholder owns will be automatically invested in additional Shares of the same class. All Shares sold pursuant to the DRIP are to be issued and sold to stockholders of the Company at a purchase price equal to the transaction price of the applicable class of Shares on the date that the distribution is payable.

In this Dealer Manager Agreement (“Agreement”), unless explicitly stated otherwise, (i) the “Registration Statement” means, at any given time, each of the registration statements listed on Schedule 1, as such Schedule 1 may be amended from time to time, as each such registration statement is finally amended and revised at the effective date of the registration statement (including at the effective date of any post-effective amendment thereto); (ii) the “Offering” means each Offering covered by a Registration Statement; (iii) “Shares” means the Shares being offered in the Offering; and (iv) any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement. Capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus.

Terms not defined herein shall have the same meaning as is given to such terms in the Prospectus. In consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1. Representations and Warranties of the Company. The Company hereby represents and warrants as follows as of the date hereof; provided, that, to the extent such representations and warranties are given only as of a specified date or dates, the Company only make such representations and warranties as of such date or dates:

(a) A Registration Statement with respect to the Shares has been prepared and filed by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the SEC promulgated thereunder. The prospectus contained therein, as finally amended and revised at the effective date of the Registration Statement (including at the effective date of any post-effective amendment thereto), is hereinafter referred to as the “Prospectus,” except that if the prospectus or prospectus supplement filed by the Company pursuant to Rule 424(b) under the Securities Act shall differ from the Prospectus on file at the Effective Date, the term “Prospectus” shall also include such prospectus or prospectus supplement filed pursuant to Rule 424(b). “Effective Date” means the applicable date upon which the Registration Statement or any post-effective amendment thereto is or was first declared effective by the SEC. “Filing Date” means the applicable date upon which the initial Prospectus or any amendment or supplement thereto is filed with the SEC.

(b) As of the Effective Date or Filing Date, as applicable, the Registration Statement and Prospectus complied or will comply in all material respects with the Securities Act and the Rules and Regulations. The Registration Statement, as of the applicable Effective Date, and the Prospectus, as of the applicable Filing Date, does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no warranty or representation with respect to any statement contained in or omitted from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by the Dealer Manager or any Participating Distribution Agent expressly for use in the Registration Statement or Prospectus.

(c) The Company is a corporation duly and validly formed and existing under the General Corporation Law of the State of Maryland, with all requisite power and authority to enter into this Agreement and to conduct its business as described in the Prospectus.

(d) The Company intends to use the funds received from the sale of the Shares as set forth in the Prospectus.

(e) No consent, approval, authorization or other order of any court or other governmental agency, authority or body has been or is required in connection with the execution or delivery of this Agreement or for the consummation of the transactions contemplated herein by the Company except as may be required under the Securities Act, the Rules and Regulations or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Financial Industry Regulatory Authority, Inc. (“FINRA”) or under the applicable “blue sky” or other state securities laws.

(f) Except as disclosed in the Registration Statement and Prospectus, there are no actions, suits or proceedings against, or investigations of, the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court, arbitrator, regulatory body, administrative agency or other tribunal, domestic or foreign, that would reasonably be expected to materially and adversely affect the business or property of the Company or the validity or enforceability of this Agreement.

(g) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a breach of any of the terms and provisions of, or constitute a default under (i) the Company’s or any subsidiary’s charter, bylaws or other organizational documents, as the case may be, (ii) any indenture, mortgage, deed of trust, voting trust agreement, note, lease or other agreement or instrument to which the Company or any subsidiary is a party or by which the Company, any subsidiary or any of their respective properties is bound, or (iii) any rule, regulation or order of any court or other governmental agency or body with jurisdiction over the Company, any subsidiary or any of their respective properties, except (A) to the extent that the enforceability of the indemnity provisions contained in Section 8 of this Agreement may be limited under applicable securities laws, and (B) such breaches or defaults that do not result in and could not reasonably be expected to result in, individually or in the aggregate, a materially adverse effect on the condition, financial or otherwise, affairs or prospects of the Company and its subsidiaries considered as a whole.

(h) This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors’ rights and remedies generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited by applicable law or public policy.

(i) The issuance and sale of the Shares has been duly authorized by the Company, and, when issued and duly delivered against payment therefor as contemplated by the Prospectus and this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, and will conform in all material respects to the description of the Shares contained in the Prospectus. The issuance and sale of the Shares by the Company are not subject to preemptive or other similar rights arising by operation of law, under the charter or bylaws of the Company or under any agreement to which the Company is a party or otherwise.

(j) The Company will make a timely election to be subject to tax as a real estate investment trust (“REIT”) pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable year ended December 31, 2020 or the year it which the Company commences material operations. The Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT. The Company’s current and proposed method of operation as described in the Prospectus will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(k) The Company has filed all material federal, state and foreign income tax returns which have been required to be filed on or before the due date (taking into account all extensions of time to file) and has paid or provided for the payment of all taxes indicated by said returns and all assessments received by the Company to the extent that such taxes or assessments have become due, except where the Company is contesting such assessments in good faith.

(l) The financial statements of the Company included in the Prospectus present fairly in all material respects the financial position of the Company as of the date indicated and the results of its operations for the periods specified and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

(m) The Company does not intend to conduct its business so as to be an “investment company” as that term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, and it will exercise reasonable diligence to ensure that it does not become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2. Representations and Warranties of the Dealer Manager. The Dealer Manager hereby represents and warrants as follows as of the date hereof; provided, that, to the extent such representations and warranties are given only as of a specified date or dates, the Dealer Manager only make such representations and warranties as of such date or dates:

(a) The Dealer Manager is a Delaware corporation duly and validly formed and existing under the General Corporation Law of the State of Delaware with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) The Dealer Manager is, and during the term of this Agreement will be, duly registered as a broker-dealer pursuant to the provisions of the Exchange Act, a member in good standing of FINRA, and a broker or dealer duly registered as such in those states or jurisdictions where the Dealer Manager is required to be registered in order to carry out the Offering as contemplated by this Agreement. Each employee and representative of the Dealer Manager have all required licenses and registrations to act under this Agreement. There is no provision in the Dealer Manager’s FINRA membership agreement that would restrict the ability of the Dealer Manager to carry out the Offering as contemplated by this Agreement.

(c) No consent, approval, authorization or order of any court or other governmental agency, authority or body has been or is required for the performance of this Agreement or for the consummation of the transactions contemplated herein by the Dealer Manager except as have been obtained under the Securities Act or the Exchange Act, from FINRA or as may be required under the applicable “blue sky” or other state securities laws.

(d) The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not result in a breach of any of the terms and provisions of, or constitute a default under (i) the Dealer Manager’s charter, bylaws or other organizational documents, as applicable, (ii) any indenture, mortgage, deed of trust, voting trust agreement, note, lease or other agreement or instrument to which the Dealer Manager is a party or by which the Dealer Manager is bound, or (iii) any rule or regulation or order of any court or other governmental agency or body with jurisdiction over the Dealer Manager except for such conflicts, breaches or defaults that do not result in and could not reasonably be expected to result in, individually or in the aggregate, a Dealer Manager MAE (as defined below). As used in this Agreement, “Dealer Manager MAE” means any event, circumstance, occurrence, fact, condition, change or effect, individually or in the aggregate, that is, or could reasonably be expected to be, materially adverse to (A) the condition, financial or otherwise, earnings, business, affairs or prospects of the Dealer Manager or (B) the ability of the Dealer Manager to perform its obligations under this Agreement or the validity or enforceability of this Agreement against the Dealer Manager.

(e) This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Dealer Manager and constitutes the valid and binding agreement of the Dealer Manager, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affects creditors’ rights or remedies generally or by equitable principles relating to the availability of remedies and except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited by applicable law or public policy.

(f) The information under the caption “Plan of Distribution” in the Prospectus and all other information furnished to the Company by the Dealer Manager in writing expressly for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3. Offer and Sale of the Shares.

(a) Engagement of Dealer Manager. Subject to the terms and conditions set forth herein, the Company hereby engages and appoints the Dealer Manager as its exclusive dealer manager to offer, and to cause Participating Distribution Agents to offer, on a “best efforts” basis, the Shares in the Offering on the terms and conditions set forth in the Prospectus and in the Subscription Agreement. The Dealer Manager hereby accepts such engagement and appointment and agrees to act as dealer manager during the period commencing on the Effective Date and ending on the date this Agreement is terminated. Nothing contained in this Section 3 shall be construed to impose upon the Company the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Prospectus or to relieve the Dealer Manager or any Participating Distribution Agent of the responsibility of complying with any applicable rules promulgated by FINRA or, if applicable, the laws of any foreign jurisdiction.

(b) Participating Distribution Agents. The Dealer Manager is authorized to enter into participating dealer agreements materially in the form attached as Exhibit A to this Agreement or in such other form as shall be pre-approved in writing by the Company (each, a “Participating Dealer Agreement”) with broker-dealers who are members of FINRA in good standing to solicit subscriptions for Shares in the Offering at the purchase price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the Prospectus (“Participating Dealers”). The Dealer Manager may also enter into (i) participating adviser agreements materially in the form attached as Exhibit B to this Agreement or in such other form as shall be pre-approved in writing by the Company (each, a “Participating Adviser Agreement”) with registered investment advisers registered with the SEC

(“Participating Advisers”), pursuant to which the Dealer Manager or its agent will agree to act as the broker-dealer of record for transactions executed by the clients of such Participating Advisers, and (ii) participating bank agreements in such form as shall be pre-approved in writing by the Company (each, a “Participating Bank Agreement,” and together with the Participating Dealer Agreement and Participating Adviser Agreement, each, a “Participating Distribution Agreement”) with properly licensed financial intermediaries (“Participating Banks,” and together with Participating Dealers and Participating Advisers, “Participating Distribution Agents”).

4. Dealer Manager Compensation.

(a) Selling Commissions and Dealer Manager Fees. Subject to any discounts and other special circumstances or limitations described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 4, the Company shall pay the Dealer Manager the applicable upfront selling commissions and dealer manager fees in connection with the sale of Shares in the Primary Offering as described in Schedule 2 to this Agreement. The applicable upfront selling commissions and dealer manager fees payable to the Dealer Manager will be paid substantially concurrently with the execution by the Company of orders submitted by purchasers of Shares in the Primary Offering. All or a portion of the upfront selling commissions and dealer manager fees received by the Dealer Manager may be reallowed (paid) by the Dealer Manager to Participating Distribution Agents who sold the Shares giving rise to such upfront selling commissions and dealer manager fees, as described more fully in the Participating Distribution Agreement entered into with each such Participating Distribution Agent.

(b) Stockholder Servicing Fees. Subject to any special circumstances or limitations described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 4, the Company will pay to the Dealer Manager a stockholder servicing fee with respect to Class T Shares, Class S Shares and Class D Shares as described in Schedule 2 to this Agreement. The Company will pay the stockholder servicing fee to the Dealer Manager monthly in arrears. The Dealer Manager may reallow all or a portion of the stockholder servicing fee to the Participating Distribution Agents who sold the Shares giving rise to a portion of such stockholder servicing fee, in each case to the extent the Participating Distribution Agreement with such Participating Distribution Agent provides for such a reallowance and such Participating Distribution Agent is in compliance with the terms of such Participating Distribution Agreement related to such reallowance. Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as the Participating Distribution Agent who sold the Shares giving rise to a portion of the stockholder servicing fee is no longer the broker-dealer of record/custodian with respect to such Shares or no longer satisfies any or all of the conditions in the applicable Participating Distribution Agreement giving rise to a portion of the stockholder servicing fee, then such Participating Distribution Agent’s entitlement to the stockholder servicing fees related to such Shares shall cease and such Participating Distribution Agent shall not receive the stockholder servicing fee for any portion of the month in which such party is not eligible to receive the stockholder servicing fees on the last day of the month. Broker-dealer transfers will be made effective as of the start of the first business day of a month.

Thereafter, such stockholder servicing fees may be reallowed to the then-current broker-dealer of record of the Shares, as applicable, if any such broker-dealer of record has been designated (the “Servicing Dealer”), to the extent such Servicing Dealer has entered into a Participating Distribution Agreement or similar agreement with the Dealer Manager (“Servicing Agreement”), such Selected Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance and the Servicing Dealer is in compliance with the terms of such agreement related to such reallowance. All determinations will be made by the Dealer Manager in good faith in its sole discretion. The Dealer Manager may also reallow some or all of the stockholder servicing fees to other broker-dealers who provide services with respect to the Shares giving rise to a portion of the stockholder servicing fee (who shall be considered additional Servicing Dealers) pursuant to a Servicing Agreement with the Dealer Manager to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Dealer is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

(c) Stockholder Servicing Fees Limitation. The Company will cease paying the stockholder servicing fees with respect to any Class T Share, Class S Share or Class D Share held in a stockholder’s account at the end of the month in which the Dealer Manager, in conjunction with the Company’s transfer agent, determines that total upfront selling commissions, upfront dealer manager fees and stockholder servicing fees paid with respect to the Shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T Shares sold through certain Participating Distribution Agents, a lower limit as set forth in the applicable Participating Distribution Agreement between the Dealer Manager and such Participating Distribution Agent at the time such Class T shares were issued) of the gross proceeds from the sale of such Shares (including the gross proceeds of any Shares issued under the DRIP with respect thereto). At the end of such month, each such Class T Share, Class S Share or Class D Share will automatically and without any action on the part of the holder thereof convert into a number of Class I Shares (including any fractional shares), each with an equivalent aggregate NAV as such Share. In addition, the Company will cease paying the stockholder servicing fees on the Class T Shares, Class S Shares and Class D Shares in connection with an Offering on the earlier to occur of the following: (i) a listing of Class I Shares, (ii) the Company’s merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets, in each case in a transaction in which Stockholders receive cash or securities listed on a national securities exchange, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including upfront selling commissions and dealer manager fees, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds from the sale of Shares in such Primary Offering, as determined in good faith by the Dealer Manager in its sole discretion. For purposes of this Agreement, the portion of the stockholder servicing fees accruing with respect to Class T Shares, Class S Shares and Class D Shares issued publicly or privately by the Company during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.

(d) Reallowance. The terms of any reallowance of selling commissions, dealer manager fees and the stockholder servicing fees shall be set forth in the Participating Distribution Agreement, Servicing Agreement or similar agreement entered into with the Participating Distribution Agents or Servicing Dealers, as applicable. The Company will not be liable or responsible to any Participating Distribution Agent or Servicing Dealer for direct payment or reallowance of any selling commissions, dealer manager fees or stockholder servicing fees to such Participating Distribution Agent or Servicing Dealer, the payment or reallowance, as applicable, of any selling commissions, dealer manager fees or stockholder servicing fees to such Participating Distribution Agent or Servicing Dealer being the sole and exclusive responsibility of the Dealer Manager. Notwithstanding the foregoing, at the discretion of the Company, the Company may act as agent of the Dealer Manager by making direct payment of selling commissions, dealer manager fees or stockholder servicing fees to Participating Distribution Agents or Servicing Dealers on behalf of the Dealer Manager without incurring any liability.

(e) Right to Reject Orders or Cancel Sales. All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any or no reason. Orders not accompanied by a Subscription Agreement and the required payment for the Shares may be rejected. Issuance of the Shares will be made only after acceptance of the subscription from the Company and actual receipt by the Company of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice.

(f) Commissions after the Rejection of a Subscriber. No selling commissions, dealer manager fees or stockholder servicing fees shall be payable on any subscription rejected by the Company. The Company may reject a subscription for any reason or for no reason.

(g) Adviser Reimbursement. In addition to the other items of underwriting compensation set forth in this Section 4, the Company or Invesco Advisers, Inc., the Company’s adviser (the “Adviser”), shall reimburse the Dealer Manager for all items of underwriting compensation referenced in the Prospectus, to the extent the Prospectus indicates that they will be paid by the Company or the Adviser, as applicable, and to the extent permitted pursuant to prevailing rules and regulations of FINRA.

(h) Reasonable Bona Fide Due Diligence Expenses. In addition to any payments to the Dealer Manager pursuant to this Section 4, and subject to rules and regulations of FINRA, the Company may reimburse the Dealer Manager or any Participating Distribution Agent for reasonable bona fide due diligence expenses incurred by the Dealer Manager or any Participating Distribution Agent as described in the Prospectus. The Company shall only reimburse for bona fide due diligence expenses to the extent the expenses have actually been incurred and are supported by detailed and itemized invoice(s) provided to the Company.

(i) Notwithstanding anything contained herein to the contrary, no payments or reimbursements made by the Company with respect to a particular Offering hereunder shall cause the total organization and offering expenses, defined under the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”) and FINRA rules, to exceed 15% of gross proceeds from such Offering.

5. Covenants of the Company. The Company covenants and agrees with the Dealer Manager that:

(a) If, at any time when a Prospectus is required to be delivered under the Securities Act, the Prospectus, as then amended or supplemented, would, in the opinion of either the Company or the Dealer Manager, include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it is otherwise necessary, in the Company’s reasonable discretion, at any time to amend or supplement the Prospectus, the Company will promptly notify the Dealer Manager (unless notice of the need to amend or supplement the Prospectus shall have been received from the Dealer Manager), and will affect the preparation of an amended or supplemental Prospectus which will correct such statement or omission.

(b) The Company will, at no expense to the Dealer Manager, furnish the Dealer Manager with printed copies of (i) the Registration Statement; (ii) the Prospectus and all amendments and supplements thereto, (iii) any supplemental sales literature or advertisement (including, without limitation, any “broker-dealer use only” material), regardless of how labeled or described, to use in addition to the Prospectus in connection with the Offering which previously has been, or hereafter is, approved for use and furnished by the Company (collectively, the “Authorized Sales Literature”), and (iv) any other information with respect to the Company as the Dealer Manager may from time to time reasonably request, in each case as soon as available and in such quantities as the Dealer Manager may reasonably request.

(c) The Company will make any filings regarding the Offering that may be required by the SEC or any state securities administration and will furnish such proper information and execute and file such documents as may be necessary for the Company to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably designate and will file and make in each year such statements and reports as may be required.

(d) The Company shall advise the Dealer Manager of any request made by the SEC or any state securities administrator to amend or supplement the Prospectus or for additional information or of the issuance by the SEC of any stop order or of any other order preventing or suspending the use of the Prospectus or the institution of any proceedings for that purpose. The Company shall use its commercially reasonable best efforts to prevent the issuance of any such order and, if any such order is issued, to obtain the removal thereof as promptly as possible.

(e) The Company will disclose a per share estimated value of the Shares and related information in accordance with the requirements of FINRA Rule 2310(b)(5).

6. Covenants of the Dealer Manager. The Dealer Manager covenants and agrees with the Company that the Dealer Manager shall:

(a) With respect to the Dealer Manager’s participation and the participation by each Participating Distribution Agent in the offer and sale of Shares (including, without limitation any resales and transfers of Shares), the Dealer Manager will comply, and in its Participating Distribution Agreements will require each Participating Distribution Agent to comply, in all material respects with all applicable requirements of (i) the Securities Act, the Rules and Regulations, the Exchange Act, the rules and regulations of the SEC promulgated under the Exchange Act and all other federal rules and regulations applicable to the Offering, (ii) applicable state securities or “blue sky” laws and regulations, (iii) the rules of FINRA applicable to the Offering, and (iv) with respect to each Participating Distribution Agent, the applicable Participating Distribution Agreement.

(b) The Dealer Manager shall use and distribute in conjunction with the Offering and the sale of Shares only the Prospectus and Authorized Sales Literature, and in offering the Shares for sale, the Dealer Manager shall not give or provide any information or make any representation concerning the Company, the Offering or the Shares other than those contained in the Prospectus or any Authorized Sales Literature. The Dealer Manager will not (i) deliver any Authorized Sales Materials to any investor or prospective investor, to any broker-dealer or other party that has not entered into a Participating Distribution Agreement or Servicing Agreement, or to any representatives or other associated persons of such a broker-dealer or other party, unless it is accompanied or preceded by the Prospectus, as amended and supplemented, (ii) show or give to any investor or prospective investor or reproduce any material or writing that is marked “broker-dealer use only” or otherwise bears a legend denoting that it is not to be used in connection with the sale of Shares to any investor or prospective investor, or (iii) show or give to any investor or prospective investor in a particular jurisdiction any material or writing if the material bears a legend denoting that it is not to be used in connection with the sale of Shares in the applicable jurisdiction. Dealer Manager, in its agreements with Participating Distribution Agent, will include requirements and obligations of the Participating Distribution Agent comparable to those imposed upon the Dealer Manager pursuant to this section.

(c) The Dealer Manager, in its agreements with Participating Distribution Agents, will require that each Participating Distribution Agent offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to such Participating Distribution Agent by the Company and only make offers to persons in the jurisdictions in which such Participating Distribution Agent is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Dealer Manager, in its agreements with Participating Distribution Agents, will require that each Participating Distribution Agent comply with the provisions of all applicable rules and regulations relating to suitability of investors, including, without limitation, the provisions of the NASAA Guidelines.

(d) The Dealer Manager will, and will require that each Participating Distribution Agent, suspend the offer and sale of Shares in the Offering upon receipt of notice from the Company pursuant to Section 5(a) above or upon any other request of the Company at any time, and will not, or permit any Participating Distribution Agents to, resume the offer and sale of the Shares in the Offering until such time as the Company, in its sole discretion (i) has prepared any required supplement or amendment to the Prospectus, and (ii) has instructed the Dealer Manager to resume the offer and sale of the Shares.

(e) The Dealer Manager shall maintain, and in its Participating Distribution Agreements will require each Participating Distribution Agent to maintain, for at least six (6) years, or for the period of time required to comply with all applicable federal, state or other regulatory requirements, whichever is later, records of the information obtained from each investor and used to determine each investor met the financial qualifications and suitability standards imposed on the offer and sale of the Shares in the Offering (both at the time of the initial subscription and at the time of any additional subscriptions).

7. Anti-Money Laundering. The Company and the Dealer Manager shall comply with applicable laws and regulations, including federal and state securities laws, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), Executive Order 13224 – Executive Order on Terrorist Financing Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, and applicable rules of FINRA. In accordance with these applicable laws and regulations, the Company and the Dealer Manager shall take reasonable efforts to verify the identity of new customers, maintain customer records, and check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s list of Specially Designated Nationals and Blocked Persons. Further, the Company and the Dealer Manager shall provide the Financial Crimes Enforcement Network with information regarding: (a) the identity of a specified individual or organization; (b) an account number; (c) all identifying information provided by the account holder; and (d) the date and type of transaction, upon request. All parties will manually monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the Patriot Act as potential signals of money laundering or terrorist financing, and disclose such activity to applicable federal and state law enforcement when required by law. The Company and the Dealer Manager reserve the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

8. Indemnification.

(a) To the extent permitted by the Company’s articles of amendment and restatement (as amended or restated from time to time, the “Charter”) and the provisions of the NASAA Guidelines, and subject to the limitations set forth in this Section 8, the Company shall indemnify and hold harmless the Dealer Manager and each Participating Distribution Agent and each of their respective officers and directors, and each person, if any, who controls the Dealer Manager or any Participating Distribution Agent within the meaning of Section 15 of the Securities Act (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all loss, liability, action, claim, damage and expense whatsoever (“Losses”), joint or several, to which such Indemnified Parties may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue statement of a material fact contained in (1) the Registration Statement or Prospectus, (2) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”) or (3) any Authorized Sales Materials, or (ii) the omission to state in the Registration Statement, Prospectus, any Blue Sky Application or Authorized Sales Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that such indemnity shall not apply to, and the Company will have no liability for, any such Losses arising out of or based upon any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of an Indemnified Party specifically for inclusion in the Registration Statement, Prospectus, any Blue Sky Application or Authorized Sales Materials, and provided, further, that the Company will not be liable for the portion of any Losses suffered by any Indemnified Party in any such case if it is determined that such Indemnified Party was at fault in connection with such portion of the Losses. The Company will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any Losses with respect to which such Indemnified Party is entitled to indemnification pursuant hereto.

The indemnity agreement set forth in this Section 8(a) is subject to the further condition that, insofar as it relates to any untrue statement or omission made in the Prospectus that was eliminated or remedied in any subsequent amendment or supplement thereto, such indemnity agreement shall not inure to the benefit of an Indemnified Party from whom the person asserting any Losses purchased the Shares that are the subject thereof, if a copy of the Prospectus as so amended or supplemented was not sent or given to such person at or prior to the time the subscription of such person was accepted by the Company, but only if a copy of the Prospectus as so amended or supplemented had been supplied to the Dealer Manager or Participating Distribution Agent prior to such acceptance.

Notwithstanding the foregoing provisions of this Section 8(a), the Company may not indemnify or hold harmless the Dealer Manager, any Participating Distribution Agent or any of their affiliates in any manner that would be inconsistent with the provisions of the Charter or the NASAA REIT guidelines. In particular, but without limitation of the foregoing, the Company may not indemnify or hold harmless the Dealer Manager, any Participating Distribution Agent or any of their affiliates for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

(i)	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

(ii)	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(iii)

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

(b) The Dealer Manager shall indemnify and hold harmless the Company, its officers and directors, each other person who has signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act (the “Company Indemnified Parties”), from and against any Losses to which any of the Company Indemnified Parties may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue statement of a material fact contained in (1) the Registration

Statement or Prospectus, (2) any Blue Sky Application or (3) any Authorized Sales Materials; (ii) the omission to state in the Registration Statement, Prospectus, any Blue Sky Application or Authorized Sales Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing clauses (i) and (ii) apply, to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for inclusion in the Registration Statement, Prospectus, any Blue Sky Application or Authorized Sales Materials; (iii) any use by the Dealer Manager or its representatives or agents in the offer and sale of the Shares of (1) sales literature that is not Authorized Sales Material, (2) “broker-dealer use only” materials with investors, or (3) Authorized Sales Material in a particular jurisdiction if such Authorized Sales Material bears a legend denoting that it is not to be used in connection with the sale of Shares in such jurisdiction; (iv) any untrue statement, or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, by the Dealer Manager or its representatives or agents in connection with the offer and sale of the Shares; (v) any breach or violation of any representation, warranty, covenant or agreement set forth in this Agreement; (vi) any failure to comply with applicable laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable rules of the SEC, FINRA and the Patriot Act; or (vii) any other failure to comply with applicable rules of the SEC, FINRA or federal or state securities laws and the rules and regulations promulgated thereunder. The Dealer Manager will reimburse the Company Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending such Losses. This indemnity agreement will be in addition to any liability that the Dealer Manager may otherwise have.

(c) By virtue of entering into a Participating Distribution Agreement, each Participating Distribution Agent will severally agree to indemnify and hold harmless the Company, the Dealer Manager and each of their respective officers and directors and each person, if any, who controls the Company or the Dealer Manager within the meaning of the Securities Act, from and against any Losses to which any such person may become subject, as more fully described in each Participating Distribution Agreement.

(d) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, notify in writing the indemnifying party of the commencement thereof. The failure of an indemnified party to so notify the indemnifying party will relieve the indemnifying party from any liability under this Section 8 as to the particular item for which indemnification is then being sought, but not from any other liability that it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 8(e)) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party. Any indemnified party shall not be bound to perform or refrain from performing any act pursuant to the terms of any settlement of any claim or action effected without the consent of such indemnified party.

(e) The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obligated to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

(f) The indemnity agreements contained in this Section 8 shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Participating Distribution Agent, or any person controlling any Participating Distribution Agent or by or on behalf of the Company, the Dealer Manager or any officer or director thereof, or by or on behalf of any person controlling the Company or the Dealer Manager, (ii) delivery of any Shares and payment therefor, and (iii) any termination of this Agreement. A successor of any Participating Distribution Agent or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 8.

9. Termination of this Agreement.

(a) This Agreement may be terminated by any party hereto (i) upon 60 days’ written notice to the other parties or (ii) immediately upon notice to the other parties in the event that such other party shall have failed to comply with any material provision hereof.

(b) Upon the termination of this Agreement for any reason, the Dealer Manager shall:

(i)	promptly deliver to the Company all records and documents in its possession that relate to the Offering other than as required by law to be retained by the Dealer Manager;

(ii)	use its commercially reasonable efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company; and

(iii)	notify all Participating Distribution Agents of the termination.

(c) Upon termination of this Agreement for any reason, the Company shall pay to the Dealer Manager all earned but unpaid compensation and reimbursement for all incurred, accountable compensation to which the Dealer Manager is or becomes entitled pursuant to the terms of this Agreement at such times as such amounts become payable pursuant to the terms of this Agreement.

10. Survival. The following provisions of the Agreement shall survive the expiration or earlier termination of this Agreement: Section 4 and Sections 7 through Section 15. Notwithstanding anything to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.

11. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by commercial messenger, (ii) on the business day of transmission if sent by email to the email address given below, with written confirmation of receipt, and (iii) one (1) business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Company, to:	Invesco Real Estate Income Trust Inc. 1555 Peachtree Street, N.E. Atlanta, Georgia 30309 Attention: Christopher Fischer Email: Chris.Fischer@invesco.com

with a required copy to:	Alston & Bird LLP 1201 W. Peachtree St. NW Atlanta, Georgia 30309 Attention: Rosemarie A. Thurston Email: rosemarie.thurston@alston.com

If to the Dealer Manager, to:	Invesco Distributors, Inc. 11 Greenway Plaza Suite 1000 Houston, Texas 77046-1173 Attention: Veronica Castillo Email: Veronica.Castillo@invesco.com

12. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Subject to Section 8 hereof, this Agreement and the conditions and provisions hereof are intended to be and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and for the benefit of no other persons, and the term “successors and assigns,” as used herein, shall not include any purchaser of Shares as such.

13. Applicable Law. This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of law provisions, of the State of Delaware; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. Venue for any action brought hereunder shall lie exclusively in Atlanta, Georgia.

14. Amendment. This Agreement may be amended only by the written agreement of each of the parties hereto.

15. Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return it to us, whereupon this instrument will become a binding agreement between you and the Company in accordance with its terms.

Very truly yours,

INVESCO REAL ESTATE INCOME TRUST INC., a Maryland Corporation

By:

Name:	R. Scott Dennis
Title:	Chief Executive Officer and President

Accepted as of the date first above written:

INVESCO DISTRIBUTORS, INC., a Delaware corporation

By:

Name:	Peter S. Gallagher
Title:	Director

Signature Page to Dealer Manager Agreement

SCHEDULE 1

Registration Statement(s)

1.	Registration Statement on Form S-11, Registration No. 377-02982

SCHEDULE 2

Compensation

I. Selling Commissions

Subject to certain Participating Dealers’ right to retain upfront selling commissions as described in their respective Participating Dealer Agreement, the Company will pay to the Dealer Manager upfront selling commissions in the amount of (a) up to 3.0% of the transaction price per Class T Shares sold in the Primary Offering; provided, however, however such amounts may vary with respect to certain Participating Dealers provided that the sum of the selling commissions and dealer manager fees will not exceed 3.5% of the transaction price; (b) up to 3.5% of the transaction price per Class S Share sold in the Primary Offering, and (c) up to 1.5% of the transaction price per Class D Share sold in the Primary Offering. The Company will not pay the Dealer Manager any selling commissions with respect to purchases of Class I Shares, Class E Shares or Shares of any class sold purusuant to the DRIP.

II. Dealer Manager Fees

Subject to certain Participating Dealers’ right to retain upfront dealer manager fees as described in their respective Selected Dealer Agreement, the Company will pay to the Dealer Manager upfront dealer manager fees in the amount of 0.5% of the transaction price per Class T Share sold in the Primary Offering; provided, however, that such amount may vary with respect to certain Participating Dealers provided that the sum of the selling commissions and dealer manager fees does not exceed 3.5% of the transaction price. The Company will not pay the Dealer Manager any dealer manager fees in respect of the purchase of any Class S Shares, Class D Shares, Class I Shares, Class E Shares or Shares of any class sold pursuant to the DRIP.

III. Stockholder Servicing Fees

Subject to any lower amount provided in an applicable Participating Dealer Agreement, the Company will pay to the Dealer Manager a stockholder servicing fee monthly in an amount equal to (a) with respect to outstanding Class T Shares, 0.85% per annum of the aggregate NAV of outstanding Class T Shares, consisting of an advisor stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum, of the aggregate NAV of outstanding Class T Shares; provided, however, with respect to Class T Shares sold through certain Participating Dealers, the advisor stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, and, provided further, that the sum of such fees will always equal 0.85% per annum of the NAV of such shares; (b) with respect to outstanding Class S shares, 0.85% per annum of the aggregate NAV of outstanding Class S Shares; and (c) with respect to outstanding Class D shares, 0.25% per annum of the aggregate NAV of outstanding Class D Shares. The Company will not pay the Dealer Manager a stockholder servicing fee with respect to any Class I Shares or Class E Shares.

EXHIBIT A

FORM OF PARTICIPATING DEALER AGREEMENT

EXHIBIT B

FORM OF PARTICIPATING ADVISER AGREEMENT